Green Dot Completes Acquisition of Santa Barbara Tax Products Group

Pasadena, CA – October 23, 2014 - Green Dot Corporation (NYSE: GDOT) announced today that it has completed the previously announced acquisition of Santa Barbara Tax Products Group (“TPG”).

“We believe this transaction will provide meaningful earnings diversification and margin expansion, as well as add a new and robust distribution platform for Green Dot's products and services,” said Steve Streit, Founder, Chairman and Chief Executive Officer, Green Dot Corporation.

Forward-Looking Statements
This announcement contains forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, among other things, statements regarding the potential for improved margins and revenue and earnings diversification. Actual results may differ materially from those contained in the forward-looking statements contained in this announcement. The potential risks and uncertainties that could cause actual results to differ from those projected include, among other things, the businesses of the Company and TPG may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; the risk that sales of TPG products will not be as high as anticipated; the expected growth opportunities or cost savings from the acquisition may not be fully realized or may take longer to realize than expected; customer losses and business disruption following the acquisition, including adverse effects on relationships with former employees of TPG, may be greater than expected; the risk that the Company may incur unanticipated or unknown losses or liabilities; and the risk that legislative or regulatory changes, or changes in the way the existing legislation and regulations are interpreted or enforced, may adversely affect the business in which TPG is engaged. Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements include the impact of the Company’s supply chain management efforts on its revenue growth, the timing and impact of revenue growth activities, impact of competition, demand for the Company's new and existing products and services, and continued and improving returns from the Company's investments in new growth initiatives. These and other risks are discussed in greater detail in the Company's Securities and Exchange Commission filings, including its most recent annual report on Form 10-K and quarterly report on Form 10-Q, which are available on the Company's investor relations website at ir.greendot.com and on the SEC website at www.sec.gov. All information provided in this announcement is as of October 23, 2014, and the Company assumes no obligation to update this information as a result of future events or developments.

About Green Dot
Green Dot Corporation and its wholly owned subsidiary bank, Green Dot Bank, are focused exclusively on serving Low and Moderate Income American families with modern, fair and feature-rich financial products and services, including prepaid cards, checking accounts and cash processing services distributed through a network of some 100,000 retail stores, neighborhood financial service centers and via digital channels. The Company is headquartered in Pasadena, California with Green Dot Bank located in Provo, Utah.

Contacts
Investor Relations
Christopher Mammone, 626-765-2427
IR@greendot.com

Media Relations
Brian Ruby, 203-682-8286
Brian.Ruby@icrinc.com